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                                  Exhibit 99.2

                      MARTHA STEWART LIVING OMNIMEDIA, INC.
                               11 WEST 42ND STREET
                               NEW YORK, NY 10036

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                   May 3, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Martha Stewart Living Omnimedia, Inc. ("MSO") has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that Andersen's review of MSO's financial stetments for the quarter ending March 31, 2002 was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                          Very truly yours,

                                          Martha Stewart Living Omnimedia, Inc.

                                          /s/ James Follo

                                          James Follo
                                          EVP, Chief Financial Officer